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                                                                     EXHIBIT 3.2


                            CERTIFICATE OF AMENDMENT
                                       TO
                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                                 PMR CORPORATION

                        (Incorporated on January 8, 1988)

                     (Pursuant to Section 242 of the General
                    Corporation Law of the State of Delaware)

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         PMR Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies:

FIRST:       The name of the Corporation is PMR Corporation.

SECOND: The Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 9, 1998.

THIRD: The Amended and Restated Certificate of the Corporation is hereby amended so that ARTICLE I reads in its entirety as follows:

         "The name of this Corporation is Psychiatric Solutions, Inc."

FOURTH: The Amended and Restated Certificate of the Corporation is hereby amended so that ARTICLE V reads in its entirety as follows:

         "A. This Corporation is authorized to issue two classes of shares to be designated, respectively, "Common Stock" and "Preferred Stock." All of said shares shall be one cent ($0.01) par value each. The total number of shares of stock that the Corporation is authorized to issue is Fifty Million (50,000,000), of which Forty-Eight Million (48,000,000) shares shall be Common Stock, each having a par value of one cent ($0.01) per share, and Two Million (2,000,000) shares shall be Preferred Stock, each having a par value of one cent ($0.01) per share.

         B. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, by filing a certificate (a "Preferred Stock Designation") pursuant to the Delaware General Corporation Law, to fix or alter from time to time the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions of any wholly unissued series of Preferred Stock, and to establish from time to time the number of share constituting any such series or any of them; and to increase or decrease the number of shares of any series subsequent to the

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         issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

         C. The Corporation may purchase, directly or indirectly, its own shares to the extent that may be allowed by law.

         D. Effective immediately upon filing of this Certificate of Amendment with the Secretary of State of the State of Delaware (the "Effective Time"), each share of Common Stock, par value $0.01 per share (the "Old Common Stock"), issued and outstanding immediately prior to such Effective Time shall, without any action on the part of the holder thereof, be converted and reclassified into, and immediately represent, four-tenths of one validly issued, fully paid and non-assessable share of Common Stock, par value $0.01 per share. Notwithstanding the foregoing, no fraction of a share of Common Stock shall be issued by virtue of such conversion and reclassification, and any fraction of a share of Common Stock that would otherwise result pursuant to the preceding sentence (after aggregating all fractional shares to be received by such stockholder) shall automatically be rounded down to the nearest whole share. Each certificate representing shares of Old Common Stock shall thereafter represent that number of shares of Common Stock determined in accordance with the previous sentences; provided, however, that each person holding of record a stock certificate or certificates representing shares of Old Common Stock shall receive, upon surrender of such certificate or certificates, a new certificate or certificates evidencing and representing the number of shares of Common Stock to which such person is entitled. In addition, any options to acquire shares of Common Stock (each, an "Option") outstanding immediately prior to the Effective Time shall, without any action on the part of the holder thereof or the Corporation, be adjusted as follows: (i) the number of shares of Common Stock subject to such Option shall be divided by 3 (rounded down to the nearest whole share); and (ii) the per share exercise price set forth in such Option shall be multiplied by 3, subject to appropriate reduction on account of any fractions not issued as a result of rounding down; provided, however, that the foregoing adjustments shall not apply if the plan under which a particular Option was granted provides for adjustments similar to the foregoing. The provisions of this Paragraph D shall not change the par value of the Common Stock as set forth in Article V, Paragraph A hereof."

FIFTH: The above amendments to the Restated Certificate of Incorporation of the Corporation were duly adopted by the unanimous approval of the Board of Directors of the Corporation and have been duly approved by the stockholders of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and the Restated Certificate of Incorporation of the Corporation, or otherwise.

                                      * * *

                            [Signature page follows]

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         IN WITNESS WHEREOF, the undersigned has executed this Certificate this
5th day of August, 2002.


                                       PMR CORPORATION


                                       By: /s/ Fred Furman
                                           ---------------------------------
                                               Fred Furman
                                               President and General Counsel